Exhibit 10(a)

UNION PACIFIC CORPORATION

GRANT NOTICE FOR 2013 STOCK INCENTIVE PLAN

PERFORMANCE STOCK UNITS

FOR GOOD AND VALUABLE CONSIDERATION, Union Pacific Corporation (the “Company”), hereby grants to Participant named below the number of Stock Units specified below (the “Award”), upon the terms and subject to the conditions set forth in this Grant Notice, the Union Pacific Corporation 2013 Stock Incentive Plan (the “Plan”), the Standard Terms and Conditions (the “Standard Terms and Conditions”) adopted under such Plan and described in this Grant Notice, and the Union Pacific Corporation Long Term Plan (the “Long Term Plan”) approved and adopted by the Compensation and Benefits Committee of the Company’s Board of Directors (the “Committee”), each as amended from time to time. Each Stock Unit subject to this Award represents the right to receive one share of the Company’s common stock, par value $2.50 (the “Common Stock”), subject to the conditions set forth in this Grant Notice, the Plan, the Standard Terms and Conditions, and the Long Term Plan. This Award is granted pursuant to the Plan and the Long Term Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions.

Name of Participant:	FIRST_NAME LAST_NAME ID: EMPLOYEE_ID
Grant Date:	2/6/2014
Grant Number:	OPTION_NUMBER

Maximum Number of Stock Units subject to the Award:

The Stock Unit Target Award (amount of stock units granted at Target is half the amount shown). The amount of stock units shown is the “maximum” number of shares that the Participant is eligible to receive in accordance with the program design shown in the Long Term Plan Summary. The actual number of shares paid, if any, depends on the achievement level of the applicable performance criteria.

X,XXX
Restriction Period:	3 years
Restriction Period Commencement Date:	2/6/2014
Restriction Period Termination Date:	2/6/2017

By electronically accepting this Award, Participant acknowledges that he or she has received and read, and agrees that this Award shall be subject to, the terms of this Grant Notice, the Plan, the Standard Terms and Conditions, and the Long Term Plan (including, but not limited to, the Committee’s discretionary authority under the Long Term Plan to determine the number of Stock Units payable with respect to the Award). The Participant also hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, and the Stock Units via Company website or other electronic delivery.

THE PARTICIPANT WILL BE DEEMED TO HAVE ACCEPTED THE AWARD AND THE STANDARD TERMS AND CONDITIONS IF THE PARTICIPANT DOES NOT OBJECT IN WRITING WITHIN NINETY (90) DAYS FOLLOWING DELIVERY OF THIS GRANT NOTICE AND THE STANDARD TERMS AND CONDITIONS.

UNION PACIFIC CORPORATION

STANDARD TERMS AND CONDITIONS FOR

PERFORMANCE STOCK UNITS

These Standard Terms and Conditions apply to the Award of performance stock units granted pursuant to the Union Pacific Corporation 2013 Stock Incentive Plan (the “Plan”), which are evidenced by a Grant Notice that specifically refers to these Standard Terms and Conditions. In addition to these Standard Terms and Conditions, the performance stock units shall be subject to the terms of the Plan and the Long Term Plan, which are incorporated into these Standard Terms and Conditions by reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

PERFORMANCE STOCK UNITS

1.	TERMS OF PERFORMANCE STOCK UNITS

Union Pacific Corporation, a Utah corporation (the “Company”), has granted to the Participant named in the Grant Notice provided to said Participant herewith (the “Grant Notice”) an award of a number of performance stock units (the “Award” or the “Stock Units”) specified in the Grant Notice. Each Stock Unit represents the right to receive (i) one share of the Company’s common stock, $2.50 par value per share (the “Common Stock”) and (ii) a payment in cash equal to the amount of dividends that would have been payable on one share of Common Stock (“Dividend Equivalent Payments”), provided the applicable Performance Criteria described below have been satisfied. The Award is subject to the terms and conditions set forth in the Grant Notice, these Standard Terms and Conditions, the Plan and the Long Term Plan, each as amended from time to time. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary.

2.	VESTING OF PERFORMANCE STOCK UNITS

The Award shall not be vested as of the Grant Date set forth in the Grant Notice and shall be forfeitable until the end of the Restriction Period, unless otherwise provided under these Standard Terms and Conditions. After the end of the Restriction Period, subject to termination or acceleration as provided in these Standard Terms and Conditions, the Plan and the Long Term Plan, and to the extent the Performance Criteria described below have been satisfied, the Award shall become vested as of the Restriction Period Termination Date set forth in the Grant Notice with respect to that number of Stock Units determined by the Committee to be paid pursuant to the Award. Unless the Committee shall determine otherwise, a period in which the Participant is on a leave of absence during the Restriction Period in accordance with a leave of absence policy adopted by the Company shall count toward satisfaction of the Restriction Period.

3.	PERFORMANCE CRITERIA

The Performance Criteria is annual Return on Invested Capital (“ROIC”). However, such Performance Criteria is of no force and effect unless and until the Company has operating income (“Operating Income”) in one or more of fiscal years 2014, 2015 or 2016. The definition and calculation of annual ROIC and Operating Income shall be determined in accordance with the Long Term Plan.

The Participant may earn Stock Units during the Restriction Period based on the Company’s satisfaction of the Performance Criteria in accordance with the ROIC targets and payout schedule approved by the Committee, subject to Section 6(ii) hereof and the Committee’s discretion under the Long Term Plan to determine the number of Stock Units payable with respect to the Award. For the fiscal year ending December 31, 2014, the Participant may earn up to one-third of the Stock Unit Target Award as shown on the Grant Notice based on the first fiscal year (2014) of ROIC performance achieved. For the fiscal year ending December 31, 2015, the Participant may earn up to a total of two-thirds of the Stock Unit Target Award as shown on the Grant Notice (less any Stock Units earned in the first fiscal year) based on the average of the first two fiscal years (2014 and 2015) of ROIC performance achieved. For the fiscal year ending December 31, 2016, the Participant may earn up to two times the Stock Unit Target Award as shown on the Grant Notice (less any Stock Units earned in the first two fiscal years) based on the average of all three fiscal years (2014, 2015, and 2016) of ROIC performance achieved.

4.	DIVIDEND EQUIVALENT RIGHTS

For all dividend record dates occurring while the Participant is employed and between the date that Stock Units are earned and the earlier of the date the Stock Units are forfeited or the date that shares are delivered to the Participant, the Participant shall be entitled to receive Dividend Equivalent Payments for those Stock Units which have been earned in accordance with Section 3 hereof. For this purpose, Stock Units are earned in accordance with Section 3 hereof for a fiscal year on the date on which the Committee certifies in writing the ROIC performance level achieved for such fiscal year, provided the Company has Operating Income in that fiscal year, or, for fiscal years 2015 and 2016, the previous fiscal year. Notwithstanding the foregoing:

(i)  If the Participant earns Stock Units in accordance with Section 3 hereof that are payable to the Participant as specified in Section 6(ii) hereof, unless otherwise determined by the Committee, the Participant, the Participant’s estate or beneficiary, as applicable, shall further receive Dividend Equivalent Payments with respect to such Stock Units for all dividend record dates occurring after the Participant is Separated from Service or determined to be disabled under the provisions of an applicable long-term disability plan of the Company, through the date the shares are delivered as provided in and subject to the adjustment described in Section 6(ii) hereof; and

(ii)  Unless otherwise determined by the Committee, if the Participant remains continuously employed with the Company, but is on a leave of absence during the Restriction Period in accordance with an applicable leave of absence policy adopted by the Company, for all dividend record dates occurring while the Participant is on such leave of absence and between the date that Stock Units are earned and the earlier of the date the Stock Units are forfeited or the date that shares are delivered to the Participant, the Participant shall be entitled to receive Dividend Equivalent Payments for those Stock Units which have been earned in accordance with Section 3 hereof.

Any such Dividend Equivalent Payments shall be made on the payment date established by the Board of Directors for the underlying dividend payments (such date to be on or after the date the corresponding Stock Units are earned); provided, however, that (i) if the Participant has elected to defer receipt of such Stock Units in accordance with the terms of the Deferred Compensation Plan of Union Pacific Corporation (the “Deferred Compensation Plan”), Dividend Equivalent Payments with respect to such earned and deferred Stock Units which relate to dividends paid on and after the date of the deferral of such Stock Units (i.e., the date that the Stock Units would have been payable to the Participant under the Plan had such Stock Units not been deferred under the Company’s Deferred Compensation Plan) shall be reinvested as part of the Award Account under the Company’s Deferred Compensation Plan, and shall be deferred for payment at the same time as the Award Account is paid under the terms of the Company’s Deferred Compensation Plan and (ii) if such Dividend Equivalent Payments relate to Stock Units for which payment is delayed as described in Section 6(i) hereof, on the date such Stock Units are paid.

5.	RESTRICTIONS

Unless provided otherwise by the Committee, the following restrictions apply to the Stock Units:

(i)         The Participant shall be entitled to delivery of the shares of Common Stock as specified in Section 6 hereof;

(ii)        None of the Stock Units may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of;

(iii)      The Participant’s right to receive Dividend Equivalent Payments shall terminate without further obligation on the part of the Company at the earlier of the Participant’s Separation from Service with the Company, except as provided in Section 4(ii) and Section 6(ii) hereof, or the Participant’s receipt of Common Stock under Section 6 hereof;

(iv)     All of the Stock Units shall be forfeited and all of the Participant’s rights to such Stock Units and the right to receive Common Stock shall terminate without further obligation on the part of the Company in the event of the Participant’s Separation from Service with the Company without having a right to delivery of shares of Common Stock under Section 6 hereof; and

(v)     Any Stock Units not earned as of the Restriction Period Termination Date shall be forfeited and all of the Participant’s rights to such Stock Units shall terminate without further obligation on the part of the Company.

6.	ACCELERATION/LAPSE OF RESTRICTION PERIOD

Unless provided otherwise by the Committee, the Stock Units shall be treated as follows:

(i)        Following the end of the Restriction Period and provided the Participant has remained continuously employed by the Company through the Restriction Period Termination Date and absent any Change of Control before the Restriction Period Termination Date in which the acquiring or surviving company in the transaction does not assume or continue the outstanding Stock Units, shares of Common Stock equal to the number of Stock Units which are earned (as determined by the Committee) based on the achievement of the applicable Performance Criteria shall be delivered to the Participant (through the Participant’s account at the Company’s third party stock plan administrator, if applicable) free of all restrictions, provided the Company has Operating Income in one or more of the fiscal years 2014, 2015 or 2016. The payment of the Stock Units under this Section 6(i) shall be made to the Participant within thirty (30) days of the Restriction Period Termination Date. Notwithstanding the foregoing, (A) the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the delivery of shares hereunder would violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legend that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements and (B) the date on which shares are delivered to the Participant (and any Dividend Equivalent Payment thereon) may include a delay to provide the Company such time as it determines appropriate to calculate and address tax withholding and/or other administrative matters; provided, however, that delivery of shares of Common Stock underlying the Stock Units (and any Dividend Equivalent Payments on such Stock Units or, if such Dividend Equivalent Payments are invested in additional Stock Units at the Company’s discretion, the shares of Common Stock underlying such additional Stock Units) shall in no event be later than the last day of the calendar year that includes the Restriction Period Termination Date.

(ii)        If the Participant: (A) has a Separation from Service with the Company due to (1) death or (2) retiring after having attained age 62 with 10 years of service under the provisions of the Company’s pension plan (“Retirement”) (including a Separation from Service described in Section

6(iv) hereof on or after the date the Participant satisfies the age and service criteria for Retirement); or (B) is determined to be disabled under the provisions of an applicable long-term disability plan of the Company (“Disability”) (each a “Lapse Event”), prior to the Restriction Period Termination Date and prior to a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue the outstanding Stock Units, the Participant, the Participant’s estate or the Participant’s beneficiary, as applicable (each a “Payee”), shall be entitled to receive shares of Common Stock equal to the number of Stock Units which are earned (as determined by the Committee) based on the average of all three fiscal years (2014, 2015 and 2016) of the applicable Performance Criteria achieved prorated based on the number of fiscal years in the Restriction Period during which the Participant remained continuously employed by the Company until September 30th of that year (e.g., if the Participant’s Lapse Event occurs on or after September 30, 2014 then the Payee would be entitled to receive payment for 33 1/3% of the earned Stock Units, if the Participant’s Lapse Event occurs on or after September 30, 2015 then the Payee would be entitled to receive payment for 66 2/3% of the earned Stock Units and if the Participant’s Lapse Event occurs on or after September 30, 2016 then the Payee would be entitled to receive payment for 100% of the earned Stock Units), provided that the Company has Operating Income in one or more of the fiscal years 2014, 2015 or 2016. The Payee shall be entitled to receive Dividend Equivalent Payments respecting all Stock Units earned in accordance with Section 3 hereof through the end of the fiscal year ending before the Participant’s Lapse Event for all dividend record dates occurring after the Participant’s Lapse Event (or, if later, the date the Stock Units for a fiscal year are earned) and thereafter during the Restriction Period until the Payee receives Common Stock under this Section 6(ii), notwithstanding the Participant’s Lapse Event. The Committee shall adjust the total amount of such Dividend Equivalent Payments made to the Payee and/or the total number of shares of Common Stock paid to the Payee following the end of the Restriction Period so that the total amount of such Dividend Equivalent Payments made to the Payee does not exceed the amount that would have been made based on the number of Stock Units which are earned as set forth in this Section 6(ii). The payment of the Stock Units earned under this Section 6(ii) shall be made within thirty (30) days of the Restriction Period Termination Date, but in no event later than the last day of the calendar year that includes the Restriction Period Termination Date. A Participant who has a Lapse Event and subsequently returns to employment with the Company before the end of the Restriction Period shall not be eligible to earn additional Stock Units beyond those described in this Section 6(ii).

(iii)        Upon the occurrence of a Change in Control, prior to the termination of the Participant’s employment for any reason, in which the acquiring or surviving company in the transaction does not assume or continue the outstanding Stock Units and such Change in Control occurs prior to the Restriction Period Termination Date, shares of Common Stock equal to the number of Stock Units which are earned (as determined by the Committee) based on achievement of the applicable Performance Criteria through the end of each fiscal year ending prior to the occurrence of such Change in Control and through the end of the most recent fiscal quarter ending prior to the date of the Change in Control shall be delivered to the Participant (through the Participant’s account at the Company’s third party administrator, if applicable) free of all restrictions, provided the Company has Operating Income in one or more of the calendar years 2014, 2015 or 2016 and further provided that any such calendar year precedes the calendar year in which the Change in Control occurs. No additional Stock Units granted as part of the Award may be earned following the Change in Control. Shares of Common Stock to which the Participant is entitled pursuant to this Section 6(iii) shall be delivered as soon as practicable following the date on which the Change in Control occurs, but in no event later than two and one-half (2 1/2) months following the end of the calendar year that includes the date on which the Change in Control occurs.

(iv)        If the Participant incurs a Separation from Service because such Participant’s employment is involuntarily terminated by the Company (other than a termination as a result of the Participant’s Disability, cause or gross misconduct as determined by the Committee), within twenty-four (24) months following a Change in Control in which the acquiring or surviving company in the transaction assumes or continues the outstanding Stock Units and such

Separation from Service occurs prior to the Restriction Period Termination Date and prior to the Participant having satisfied the age and service criteria for Retirement prior to such Separation from Service, shares of Common Stock equal to the number of Stock Units which are earned (as determined by the Committee) based on achievement of the applicable Performance Criteria through the end of each fiscal year ending prior to the occurrence of such Change in Control and through the end of the most recent fiscal quarter ending prior to the date of the Change in Control shall be delivered to the Participant (through the Participant’s account at the Company’s third party administrator, if applicable) free of all restrictions, provided the Company has Operating Income in one or more of the calendar years 2014, 2015 or 2016 and further provided that any such calendar year precedes the calendar year in which the Change in Control occurs. The payment of the Stock Units under this Section 6(iv) shall be made as soon as practicable following the Participant’s Separation from Service, but in no event later than two and one-half (2½) months following the end of the calendar year that includes the date on which the Separation from Service occurs.

(v)        Except as otherwise provided in this Section 6, all of the Stock Units shall be forfeited and all of the Participant’s rights to such Stock Units shall terminate without further obligation on the part of the Company unless the Participant remains in the continuous employment of the Company (such continuous employment shall, for this purpose, include a period of time during which the Participant is absent from active employment in accordance with a leave of absence policy adopted by the Company) until the earlier of the Restriction Period Termination Date or a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue the outstanding Stock Units. Notwithstanding the foregoing, the Committee may, if it finds that the circumstances in the particular case so warrant, allow a Participant who ceases to be so continuously employed and has a Separation from Service prior to the earlier of the Restriction Period Termination Date or such Change in Control to retain some or all of the Stock Units which are earned (as determined by the Committee) based on achievement of the applicable Performance Criteria through the end of the fiscal year ending prior to the year in which the Participant incurs such Separation from Service, provided the Company has Operating Income in one or more of the fiscal years 2014, 2015 or 2016 and further provided that any such fiscal year precedes the year in which the Participant Separates from Service. In such event, the payment of the Stock Units under this Section 6(v) shall be as soon as practicable following the date on which the Committee authorizes such payment, but in no event later than two and one-half (2 1/2)  months following the end of the calendar year that includes the date on which the Participant’s Separation from Service occurs.

(vi)        Notwithstanding the foregoing, the Participant may elect to defer receipt of payment of shares underlying the Stock Units to the extent and according to the terms, if any, provided by the Deferred Compensation Plan. If the Participant does so elect to defer payment of shares underlying the Stock Units, such payments will be made in accordance with the Deferred Compensation Plan.

PROTECTION OF CONFIDENTIALITY

By electronically accepting the Award and these Standard Terms and Conditions, the Participant acknowledges and agrees to the following.

7.	CONFIDENTIAL INFORMATION; TRADE SECRETS

The Participant acknowledges that the Company regards certain information relating to its business and operations as confidential. This includes all confidential and proprietary information concerning the assets, business or affairs of the Company or any customers thereof (“Confidential Information”). The Participant’s electronic signature also acknowledges that the Company has certain information that derives economic value from not being known to the general public or to others who could obtain economic value from its disclosure or use, which the Company takes reasonable efforts to protect the secrecy of (“Trade Secrets”).

8.	TYPES OF CONFIDENTIAL INFORMATION OR TRADE SECRETS

The Participant acknowledges that he or she developed or has had and will in the future continue to have access to one or more of the following types of Confidential Information or Trade Secrets: information about rates or costs; customer or supplier agreements and negotiations; business opportunities; scheduling and delivery methods; business and marketing plans; financial information or plans; communications within the attorney-client privilege or other privileges; operating procedures and methods; construction methods and plans; proprietary computer systems design, programming or software; strategic plans; succession plans; proprietary company training programs; employee performance, compensation or benefits; negotiations or strategies relating to collective bargaining agreements and/or labor disputes; and internal or external claims or complaints regarding personal injuries, employment laws or policies, environmental protection, or hazardous materials. The Participant agrees that any unauthorized disclosures by him or her to any third party of such Confidential Information or Trade Secrets would constitute gross misconduct.

9.	AGREEMENT TO MAINTAIN CONFIDENTIAL INFORMATION

The Participant agrees that he or she will not, unless he or she receives prior written consent from the senior human resources officer or such other person designated by the Company (hereinafter collectively referred to as the “Sr. HR Officer”), or unless ordered by a court or government agency, (i) divulge, use, furnish or disclose to any subsequent employer or any other person, whether or not a competitor of the Company, any Confidential Information or Trade Secrets, or (ii) retain or take with him or her when he or she leaves the Company any property of the Company or any documents (including any electronic or computer records) relating to any Confidential Information or Trade Secrets.

10.	PRIOR NOTICE OF EMPLOYMENT, ETC

(i)  The Participant acknowledges that if he or she become an employee, contractor, or consultant for any other person or entity engaged in the Business of the Company as defined in Section 12, this would create a substantial risk that he or she would, intentionally or unintentionally, disclose or rely upon the Company’s Confidential Information or Trade Secrets for the benefit of the other railroad to the detriment of the Company. The Participant further acknowledges that such disclosures would be particularly damaging if made shortly after he or she leaves the Company. Therefore, by electronically accepting the Award and these Standard Terms and Conditions, the Participant agrees that for a period of one-year after he or she leaves the Company, before accepting any employment or affiliation with another railroad he or she will give written notice to the Sr. HR Officer of his or her intention to accept such employment or affiliation. The Participant also agrees to confer in good faith with the Sr. HR Officer concerning whether his or her proposed employment or affiliation could reasonably be expected to be performed without improper disclosure of Confidential Information or Trade Secrets.

(ii)  If the Sr. HR Officer and the Participant are unable to reach agreement on this issue, he or she agrees to submit this issue to arbitration, to be conducted under the rules of the American Arbitration Association, for final resolution. The Participant also agrees that he or she will not begin to work for another person or entity engaged in the Business of the Company as defined in Section 12, until the Sr. HR Officer or an arbitrator has determined that such employment could reasonably be expected to be performed without improper disclosure of the Company’s Confidential Information or Trade Secrets.

11.	FAILURE TO COMPLY

The Participant agrees that, if he or she fails to comply with any of the promises that he or she made in Section 9 or 10 above, he or she will be required to immediately deliver to the Company any shares of Common Stock (or the market value of any shares of Common Stock received)

which he or she received at any time from 180 days prior to the earlier of (i) the date when he or she leaves the Company or (ii) the date he or she fails to comply with any such promise made in Section 9 or 10, to 180 days after the date when the Company learns that he or she has not complied with any such promise. The Participant agrees that he or she will deliver such shares of Common Stock (or the cash equivalent) to the Company on such terms and conditions as may be required by the Company. The Participant further agrees that the Company will be entitled to enforce this repayment obligation by all legal means available, including, without limitation, to set off the market value of any such shares of Common Stock against any amount that might be owed to him or her by the Company. The Participant acknowledges that the Company would not have awarded the Participant the shares of Common Stock granted to him or her under the Award absent the Participant’s agreement to be bound by the promises made in Sections 9 and 10 above.

NO DIRECT COMPETITION

By electronically accepting the Award and these Standard Terms and Conditions, the Participant acknowledges and agrees to the following.

12.	NON-SOLICITATION OF CUSTOMERS; NON-COMPETITION

The Participant agrees that for a period of one year following his or her departure from the Company, he or she will not (directly or in association with others) call on or solicit any of the Company’s customers with whom he or she had personal contact while he or she was employed by the Company, for the purpose of providing the customers with goods and/or services similar in nature to those provided by the Company in its Business as defined below. The Participant further agrees that for the same time period, he or she will not, directly or indirectly, engage in any activity which is the same as or competitive with the Business (as defined below) including, without limitation, engagement as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 2% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant, in any market in which the Company conducts its Business. For purposes of these Standard Terms and Conditions, the term “Business” means the transportation of goods in interstate commerce and related services in or through or for any state in which the Company or any of its affiliates provides such services directly or indirectly and any other activity that supports such operations including by the way of example but not limitation, marketing, information systems, logistics, technology development or implementation, terminal services and any other activity of the Company or any of its affiliates. This Section 12 is not intended to prevent the Participant from engaging in any activity that is not the same as or competitive with the Business. The Participant acknowledges that the Company would not have awarded him or her the shares of Common Stock granted under the Award absent his or her agreement to be bound by the promises made in this Section 12.

13.	ACKNOWLEDGMENT; INJUNCTIVE RELIEF

The Participant acknowledges that he or she has carefully read and considered all these Standard Terms and Conditions, including the restraints imposed upon him or her pursuant to Sections 9, 10 and 12. The Participant also agrees that each of the restraints contained herein is necessary for the protection of the goodwill, Confidential Information, Trade Secrets and other legitimate interests of the Company; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him or her from obtaining other suitable employment during the period in which he or she are bound by such restraints. The Participant further acknowledges that, were he or she to breach any of the covenants contained in Sections 9, 10 and 12, the damage to the Company would be irreparable. The Participant therefore agrees that the Company, in addition to any other remedies available to it, including, without limitation, the remedies set forth in Sections 11 and 14, shall be entitled to injunctive relief against his or her breach or threaten breach of said covenants. The Participant and the Company further agree that, in the event that any provision of Sections 9, 10 and 12 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

14.	VIOLATION OF PROMISES

The Participant agrees that if he or she violates any of his or her promises in Section 12, then he or she will be required to immediately deliver to the Company any shares of Common Stock (or the fair market value thereof) granted to him or her by the Grant Notice which he or she received at any time from 180 days prior to the date when he or she leaves the Company to 180 days after the date when the Company learns that he or she has not complied with the promises he or she made in Section 12. The Participant agrees that he or she will deliver such shares of Common Stock (or the fair market value thereof) to the Company on such terms and conditions as may be required by the Company. The Participant further agrees that the Company will be entitled to enforce this repayment obligation by all legal means available, including, without limitation, to set off the market value of any such shares of Common Stock against any amount that might be owed to him or her by the Company.

GENERAL

15.	ARBITRATION

The Participant agrees and the Company agrees that any controversy, claim, or dispute arising out of or relating to this Award or the breach of any of these terms and conditions, or arising out of or relating to his or her employment relationship with the Company or any of its affiliates, or the termination of such relationship, shall be resolved by binding arbitration before a neutral arbitrator under the rules set forth in the Federal Arbitration Act, except for claims by the Company relating to his or her breach of any of the employee covenants set forth in Paragraphs 7, 8, 9, 10 or 12 above. By way of example only, claims subject to this agreement to arbitrate include claims litigated under federal, state and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, including the Civil Rights Act of 1994, the Americans with Disabilities Act, the law of contract and the law of tort. The Participant and the Company agree that such claims may be brought in an appropriate administrative forum, but at the point at which the Participant or the Company seek a judicial forum to resolve the matter, this agreement for binding arbitration becomes effective, and the Participant and the Company hereby knowingly and voluntarily waive any right to have any such dispute tried and adjudicated by a judge or jury. The foregoing not to the contrary, the Company may seek to enforce the employee covenants set forth in Paragraphs 7, 8, 9, 10 or 12 above, in any court of competent jurisdiction.

This agreement to arbitrate shall continue in full force and effect despite the expiration or termination of these Standard Terms and Conditions or the Participant’s employment relationship with the Company or any of its affiliates. The Participant and the Company agree that any award rendered by the arbitrator shall be final and binding and that judgment upon the final award may be entered in any court having jurisdiction thereof. The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to the Participant, the Company or any of its affiliates had the mater been heard in court. All expenses of the arbitration, including the required travel and other expenses of the arbitrator and any witnesses, and the costs relating to any proof produced at the direction of the arbitrator, shall be borne equally by the Participant and the Company unless otherwise mutually agreed or unless the arbitrator directs otherwise in the award. The arbitrator’s compensation shall be borne equally by the Participant and the Company unless otherwise mutually agreed or unless the law provides otherwise.

16.	SEVERABILITY

If any provision of these Standard Terms and Conditions is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Company, it shall be stricken and the remainder of these Standard Terms and Conditions shall remain in force and effect.

17.	CHOICE OF LAW; JURISDICTION

All questions pertaining to the construction, regulation, validity, and effect of these Standard Terms and Conditions shall be determined in accordance with the laws of the State of Utah, without regard to the conflict of laws doctrine. The Company and the Participant hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in the county of Salt Lake City within the State of Utah for resolution of any and all claims, causes of action or disputes arising out of or related to these Standard Terms and Conditions. Sections 10(ii) and 12 shall not apply to employees who are subject to California law.

18.	AMENDMENTS

The Plan and these Standard Terms and Conditions may be amended or altered by the Committee or the Company’s Board of Directors to the extent provided in the Plan.

19.	RESTRICTIONS ON RESALES OF SHARES

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Stock issued in respect of vested Stock Units, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

20.	INCOME TAXES

The Company shall not deliver shares in respect of any Stock Units unless and until the Participant has made satisfactory arrangements to satisfy all applicable tax withholding obligations. Unless the Participant pays the tax withholding obligations to the Company by cash or check in connection with the delivery of the Common Stock, withholding may be effected, at the Company’s option, by withholding Common Stock issuable in connection with the vesting of the Stock Units (provided that shares of Common Stock may be withheld only to the extent that such tax withholding will not result in adverse accounting treatment for the Company). The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the delivery of the Stock Units from any amounts payable by it to the Participant (including, without limitation, future cash wages).

21.	NON-TRANSFERABILITY OF AWARD

The Participant understands, acknowledges and agrees that, except as otherwise provided in the Plan, the Stock Units may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of prior to the payment of the Common Stock to the Participant as provided in Section 6 hereof.

22.	RESTATEMENTS OF FINANCIAL RESULTS

By electronically accepting this Award, the Participant agrees that he or she will return such shares of Common Stock (or the fair market value thereof) to the Company as determined by the Committee in its exclusive discretion, which shall be final, conclusive and binding upon the Company and the Participant. The Committee will exercise its discretion only in the event that the Committee’s certification of the level of ROIC was based on financial results subsequently revised by a restatement of such financial results and only to the extent that such restated financial results would have entitled the Participant to a lesser award of Common Stock under the Performance Criteria.

23.	LIMITATION OF INTEREST IN SHARES SUBJECT TO RESTRICTED STOCK UNITS

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan, the Long Term Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon vesting of the Stock Units. Nothing in the Plan, the Long Term Plan, the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

24.	OTHER AGREEMENTS SUPERSEDED

The Grant Notice, these Standard Terms and Conditions, the Plan and the Long Term Plan constitute the entire understanding between the Participant and the Company regarding the Stock Units. Any prior agreements, commitments or negotiations concerning the Stock Units are superseded.